Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Seres Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	14,285,715	$0.89	$12,714,286.35	0.00015310	$1,946.56

Total Offering Amounts						$12,714,286.35		$1,946.56

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$1,946.56

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low price of the registrant’s shares of common stock as reported on The Nasdaq Global Select Market on September 26, 2024.